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                                  Exhibit 21.1

                           Subsidiaries of Registrant

Name of Subsidiary                        State or Jurisdiction of Incorporation

RVSI Europe  (Holdings) Ltd.                      United Kingdom

RVSI Europe Ltd.                                  United Kingdom

ROBV Asia Pte Ltd                                 Singapore

3048525 Nova Scotia Corp.                         Nova Scotia

Abante Automation, Inc.                           Canada